EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-133919) of Alcatel Lucent of our report dated April 18, 2007 relating to the Statement of Net Assets Available for Benefits as of December 31, 2006 of Lucent Technologies Inc. Long Term Savings and Security Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
June 16, 2008